UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2018

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

California	001-13111	94-3229046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7999 Gateway Blvd., Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01                                           Entry into a Material Definitive Agreement

PDL Amendment

On August 2, 2018, Depomed, Inc., a California corporation (the “Company”), Depo DR Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Depo DR”), and PDL Investment Holdings, LLC, a Delaware limited liability company (as assignee of PDL Biopharma (as defined below), “PDL”), entered into Amendment No. 1 to Royalty Purchase and Sale Agreement and Bill of Sale (the “PDL Amendment”), relating to the Royalty Purchase and Sale Agreement, dated as of October 18, 2013 (the “Purchase Agreement”), among the Company, Depo DR and PDL Biopharma, Inc., a Delaware corporation (“PDL Biopharma”).

Pursuant to the terms and conditions of the original Purchase Agreement, the Company and Depo DR sold to PDL all of the Company’s right to receive royalty, milestone and other specified payments (the “Payments”) arising under each of the following agreements of the Company, in each case as amended, extended, supplemented or otherwise modified, for the period beginning October 1, 2013: (i) the License and Services Agreement, effective as of March 4, 2011, by and between the Company and Boehringer Ingelheim International GMBH (“BI”) relating to potential future development milestones and sales of BI’s investigational fixed-dose combinations of drugs and extended-release metformin worldwide; (ii) the License Agreement, effective as of August 5, 2010, by and between the Company and Janssen Pharmaceutica N.V. (“Janssen”) relating to potential future development milestones and sales of Janssen’s investigational fixed-dose combination of Invokana® (canagliflozin) and extended-release metformin worldwide; (iii) the Non-Exclusive License, Covenant Not to Sue and Right of Reference Agreement, effective as of July 21, 2009, by and between the Company and Merck & Co., Inc. relating to sales of Janumet XR® (sitagliptin and metformin HCL extended-release) worldwide; (iv) the Commercialization Agreement, effective as of August 22, 2011, by and between the Company and Santarus, Inc. relating to sales of Glumetza® (metformin HCL extended-release tablets) in the United States; (v) the Amended License Agreement, effective as of January 9, 2007, between the Company and LG Life Sciences Ltd. relating to sales of extended-release metformin in Korea; (vi) the Amended and Restated License Agreement (Extended Release Metformin Formulations — Canada), dated as of December 13, 2005, between the Company and Biovail Laboratories International SRL relating to sales of extended-release metformin in Canada; and (vii) in the case any of the foregoing agreements (each, a “Specified License Agreement” and collectively, the “Specified License Agreements”) is terminated, any replacement license agreement covering any of the products covered by a Specified License Agreement. Under the original Purchase Agreement, PDL was to receive all Payments due under the Specified License Agreements until PDL received Payments equal to two times the cash payments made to the Company, after which all net payments received would be shared evenly between PDL and the Company. Pursuant to the terms of the PDL Amendment, the Company and Depo DR sold to PDL the Company’s remaining interest to receive net payments under the Purchase Agreement for up to $20 million, consisting of an upfront payment of $10 million in cash and an additional $10 million in cash upon the satisfaction of certain conditions specified therein.

Deerfield Amendment

In connection with the execution of the PDL Amendment, the Company, certain purchasers and Deerfield Private Design Fund III, L.P., as collateral agent (“Deerfield”), entered into a Waiver, Consent and Third Amendment to Note Purchase Agreement and Release of Security Interest (the “Deerfield Amendment”) with respect to the Note Purchase Agreement, dated as of March 12, 2015, among the Company, the purchasers party thereto and Deerfield.  Pursuant to the Deerfield Amendment, Deerfield, among other things, consents to and waives the requirement for the Company to make a mandatory prepayment in connection with the transactions contemplated under the PDL Amendment and releases the security interest in any lien granted to Deerfield on the assets relating to the PDL Amendment.

The foregoing summaries of the PDL Amendment and the Deerfield Amendment do not purport to be complete and are qualified in their entirety by reference to the text of such agreements.  A copy of the Deerfield Amendment is attached hereto as Exhibit 10.1.  A copy of the PDL Amendment will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Item 9.01            Financial Statements and Exhibits.

(d)              Exhibits.

Exhibit Number	Description

10.1	Waiver, Consent and Third Amendment to Note Purchase Agreement and Partial Release of Security Interest, dated August 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.
Date: August 2, 2018
/s/ Amar Murugan
Amar Murugan
Senior Vice President and General Counsel